EXHIBIT 10.1 TO FORM 8-K

                             STOCK OPTION AGREEMENT

      THIS STOCK OPTION AGREEMENT ("Agreement") dated as of September 5, 2000, is by and between Valley National Bancorp, a New Jersey corporation and registered bank holding company ("Valley"), and Merchants New York Bancorp, Inc., a Delaware corporation and registered bank holding company ("Merchants").

                                   BACKGROUND

      WHEREAS, Valley and Merchants, as of the date hereof, are prepared to execute a definitive agreement and plan of merger (the "Merger Agreement") pursuant to which Merchants will be merged with and into Valley (the "Merger"); and

      WHEREAS, Valley has advised Merchants that it will not execute the Merger Agreement unless Merchants executes this Agreement; and

      WHEREAS, the Board of Directors of Merchants has determined that the Merger Agreement provides substantial benefits to the shareholders of Merchants; and

      WHEREAS, as an inducement to Valley to enter into the Merger Agreement and in consideration for such entry, Merchants desires to grant to Valley an option to purchase authorized but unissued shares of common stock of Merchants in an amount and on the terms and conditions hereinafter set forth.

                                    AGREEMENT

      In consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, Valley and Merchants, intending to be legally bound hereby, agree:

1. Grant of Option. Merchants hereby grants to Valley an option to purchase 4,663,741 shares of common stock, $0.001 par value per share, of Merchants (the "Common Stock") at a price of $16.98 per share (as the same may be reduced in accordance with Section 5b hereof, the "Option Price"), on the terms and conditions set forth herein (the "Option").

2. Exercise of Option. This Option shall not be exercisable until the occurrence of a Triggering Event (as such term is hereinafter defined). Upon or after the occurrence of a Triggering Event (as such term is hereinafter defined), Valley may exercise the Option, in whole or in part, at any time or from time to time, subject to the terms and conditions set forth herein and the termination provisions of Section 19 of this Agreement.

      The term "Triggering Event" means the occurrence of any of the following events:

a. A person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than Valley or an affiliate of Valley (a "third party") acquires beneficial ownership (as such term is defined in Rule 13d-3 as promulgated under the Exchange Act) of at least 10% of the then outstanding shares of Common Stock, provided, however, that the continuing ownership by a person or group which as of the date hereof owns more than 10% of the outstanding Common Stock shall not constitute a Triggering Event; or

b. A third party enters into a letter of intent or an agreement, whether oral or written, with Merchants pursuant to which such third party or any affiliate of such third party would (i) merge or consolidate, or enter into any similar transaction, with Merchants, (ii) acquire all or a significant portion of the assets or liabilities of Merchants, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of Common Stock; or

c. A third party makes a filing with any bank, thrift or financial holding company regulatory authorities with respect to or publicly announces a bona fide proposal (a "Proposal") for (i) any merger with, consolidation with or acquisition of all or a significant portion of all the assets or liabilities of, Merchants or any other business combination involving Merchants, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the outstanding shares of Common Stock, and in either case thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 15 days prior to the meeting of stockholders of Merchants called to vote on the Merger and Merchants' stockholders fail to approve the Merger by the vote required by applicable law at the meeting of stockholders called for such purpose; or

d. A third party makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, Merchants willfully or intentionally takes any action in any manner which would materially interfere with its ability to consummate the Merger or materially reduce the value of the transaction to Valley; or

e. After the execution of this Agreement, Merchants or any of its directors, senior executive officers, investment bankers or other person with actual or apparent authority to speak for the Board of Directors, willfully or intentionally takes any material direct or indirect action inviting, encouraging or soliciting any proposal (other than from Valley or an affiliate of Valley) which has as its purpose a tender offer for the shares of Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of Merchants, or a sale of a significant number of shares of Common Stock or any significant portion of its assets or liabilities.

      The term "significant portion" means 10% of the assets or liabilities of Merchants. The term "significant number" means 10% of the outstanding shares of Common Stock.

      Solely for purposes of Section 5b hereof, the date of a "Triggering Event" under clause (a) above is the date the third party first acquires beneficial ownership of at least 10% of the then outstanding shares of Common Stock; the date of a "Triggering Event" under clause (b) above is the date of entry into the letter of intent or agreement; the date of a "Triggering Event" under clause (c) above is the earlier of the date of the filing (if any) with a bank, thrift or financial holding company regulatory authority with respect to the Proposal or the date of public announcement of the Proposal; the date of a "Triggering Event" under clause (d) above is the date the third party first makes the Proposal; and the date of a "Triggering Event" under clause (e) above is the first date on which a material direct or indirect action referred to therein is taken.

      "Publicly Withdrawn", for purposes of clauses (c) and (d) above, shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over Merchants or in soliciting or inducing any other person (other than Valley or any affiliate) to do so.

      Notwithstanding the foregoing, the Option may not be exercised at any time
(i) in the absence of any required governmental or regulatory approval or consent (including any filing, approval or consent required under the rules and regulations of any securities exchange or the National Association of Securities Dealers, Inc.) necessary for Merchants to issue the shares of Common Stock covered by the Option (the "Option Shares") or Valley to exercise the Option or prior to the expiration or termination of any waiting period required by law, or
(ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares.

      Merchants shall notify Valley promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by Merchants shall not be a condition to the right of Valley to exercise the Option. Merchants will not take any action which would have the effect of preventing or disabling Merchants from delivering the Option Shares to Valley upon exercise of the Option or otherwise performing its obligations under this Agreement, except to the extent required by applicable securities and banking laws and regulations.

      In the event Valley wishes to exercise the Option, Valley shall send a written notice to Merchants (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date between two and ten business days inclusive from the Notice Date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals and the expiration of any legally required notice or waiting period, if any.

3. Payment and Delivery of Certificates. At any Closing hereunder (a) Valley will make payment to Merchants of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by Merchants; (b) Merchants will deliver to Valley a stock certificate or certificates representing the number of Option Shares so purchased, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever created by or through Merchants, registered in the name of Valley or its designee, in such denominations as were specified by Valley in its notice of exercise and, if necessary, bearing a legend as set forth below; and (c) Valley shall pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

      If required under applicable federal securities laws as determined by Merchants' counsel, a legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Agreement, which legend will read substantially as follows:

      The shares of stock evidenced by this certificate have not been registered for sale under the Securities Act of 1933 (the "1933 Act"). These shares may not be sold, transferred or otherwise disposed of unless a registration statement with respect to the sale of such shares has been filed under the 1933 Act and declared effective or, in the opinion of counsel reasonably acceptable to Merchants, said transfer would be exempt from registration under the provisions of the 1933 Act and the regulations promulgated thereunder.

No such legend shall be required if a registration statement is filed and declared effective under Section 4 hereof.

4. Registration Rights. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from Valley, Merchants shall, if necessary for the resale of the Option or the Option Shares by Valley, prepare and file a registration statement with the Securities and Exchange Commission and any state securities bureau covering the Option and such number of Option Shares as Valley shall specify in its request, and Merchants shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that Valley shall in no event have the right to have more than one such registration statement become effective, and provided further that Merchants shall not be required to prepare and file any such registration statement in connection with any proposed sale with respect to which counsel to Merchants delivers to Merchants and to Valley (which is reasonably acceptable to Valley) its opinion to the effect that no such filing is required under applicable laws and regulations with respect to such sale or disposition or any subsequent sale or disposition; provided further, however, that Merchants may delay any registration of Option Shares above for a period not exceeding 90 days in the event that Merchants shall in good faith determine that any such registration would adversely effect an on-going offering of securities by Merchants for cash. Valley shall provide all information reasonable requested by Merchants for inclusion in any registration statement to be filed hereunder.

      In connection with such filing, Merchants shall use its best efforts to cause to be delivered to Valley such certificates, opinions, accountant's letters and other documents as Valley shall reasonably request and as are customarily provided in connection with registrations of securities under the Securities Act of 1933, as amended. All expenses incurred by Merchants in complying with the provisions of this Section 4, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for Merchants and blue sky fees and expenses shall be paid by Merchants. Underwriting discounts and commissions to brokers and dealers relating to the Option or Option Shares, fees and disbursements of counsel to Valley and any other expenses incurred by Valley in connection with such registration shall be borne by Valley. In connection with such filing, Merchants shall indemnify and hold harmless Valley against any losses, claims, damages or liabilities, joint or several, to which Valley may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of a material fact required to be stated therein or necessary to make the statements therein not misleading; and

Merchants will reimburse Valley for any legal or other expense reasonably incurred by Valley in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Merchants will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of Valley specifically for use in the preparation thereof with respect to information about the selling stockholders or the plan of distribution. Valley will indemnify and hold harmless Merchants to the same extent as set forth in the immediately preceding sentence but only with reference to written information specifically furnished by or on behalf of Valley for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto with respect to information about the selling stockholders or the plan of distribution; and Valley will reimburse Merchants for any legal or other expense reasonably incurred by Merchants in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding anything to the contrary herein, no indemnifying party shall be liable for any settlement effected without its prior written consent.

5. Adjustments.

      a. Adjustments Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

      In the event any capital reorganization or reclassification of the Common Stock, or any consolidation, merger or similar transaction of Merchants with another entity, or any sale of all or substantially all of the assets of Merchants, shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holder hereof) shall be made whereby the holder hereof shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified herein and in lieu of the Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option had such reorganization, reclassification, consolidation, merger or sale not taken place; provided, however, that if such transaction results in the holders of Common Stock receiving only cash, the holder hereof shall be paid the difference between the Option Price and such cash consideration without the need to exercise the Option.

      b. Adjustments Based Upon Changes in Market Price. If, on the date of the first occurrence of any Triggering Event under Section 2, the Average Merger Consideration Equivalent is less than the Option Price, then the Option Price automatically shall be reduced to the amount of the Discounted Average Merger Consideration Equivalent. As used herein, the "Merger Consideration Equivalent" on any trading day means the Closing Price of Valley Common Stock on such day multiplied by the Exchange Ratio (with "Closing Price,"

"Valley Common Stock" and "Exchange Ratio" all having the meanings assigned to them in the Merger Agreement). The "Average Merger Consideration Equivalent" means the average of the Merger Consideration Equivalents during the Measurement Period. The "Discounted Average Merger Consideration Equivalent" means the Average Merger Consideration Equivalent minus $3.06. The "Measurement Period" shall be determined as follows: (a) If there is at least one but less than ten trading days between the date of the Merger Agreement and the date of the Triggering Event (calculated in this paragraph by excluding both the date of the Merger Agreement and the date of the Triggering Event), then the "Measurement Period" is the entire period between the date of the Merger Agreement and the date of the Triggering Event. (b) If there are at least ten but not more than 60 trading days between the date of the Merger Agreement and the date of the Triggering Event, then the "Measurement Period" is the ten consecutive trading day period falling between the date of the Merger Agreement and the date of the Triggering Event which produces the lowest Average Merger Consideration Equivalent. (c) If there are more than 60 trading days between the date of the Merger Agreement and the date of the Triggering Event, then the "Measurement Period" is the ten consecutive trading day period falling during the 60 trading day period ending with the last trading day prior to the date of the Triggering Event which produces the lowest Average Merger Consideration Equivalent. If the Exchange Ratio is adjusted during or after the Measurement Period, the Average Merger Consideration Equivalent shall be calculated or adjusted appropriately to reflect the adjustment in the Exchange Ratio.

6. Filings and Consents. Each of Valley and Merchants will use its reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

      Exercise of the Option herein provided shall be subject to compliance with all applicable laws including, but not limited to, in the event Valley is the holder hereof, approval of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the New York Department of Banking or the Securities and Exchange Commission, and Merchants agrees to cooperate with and furnish to the holder hereof such information and documents as may be reasonably required to secure such approvals.

7. Representations and Warranties of Merchants. Merchants hereby represents and warrants to Valley as follows:

a. Due Authorization. Merchants has full corporate power and authority to execute, deliver and perform this Agreement and all corporate action necessary for execution, delivery and performance of this Agreement has been duly taken by Merchants.

b. Authorized Shares. Merchants has taken and, as long as the Option is outstanding, will take all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

c. No Conflicts. Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby (assuming all appropriate regulatory approvals) will violate or result in any violation or default of or be in conflict with or constitute a default under any term of the Certificate of Incorporation or Bylaws of Merchants or any agreement, instrument, judgment, decree or order applicable to Merchants.

8. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable. Notwithstanding the foregoing, Valley shall have the right to seek money damages against Merchants for a breach of this Agreement.

9. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

10. Assignment or Transfer. Valley may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to an affiliate of Valley, until the occurrence of a Triggering Event. Valley represents that it is acquiring the Option for Valley's own account and not with a view to or for sale in connection with any distribution of the Option or the Option Shares. Valley is aware that neither the Option nor the Option Shares is the subject of a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to Section 5 of the Securities Act, but instead each is being offered in reliance upon the exemption from the registration requirement provided by
Section 4(2) thereof and the representations and warranties made by Valley in connection therewith. After the occurrence of a Triggering Event, Valley may sell, assign, pledge, or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person, subject to compliance with applicable law.

11. Amendment of Agreement. Upon mutual consent of the parties hereto, this Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

13. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, or delivered by overnight delivery service, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

       If to Valley:

                Valley National Bancorp
                1455 Valley Road
                Wayne, New Jersey 07470
                Attention:  Gerald H. Lipkin
                            Chairman, President and Chief
                            Executive Officer

       With a copy to:

                Pitney, Hardin, Kipp & Szuch LLP
                200 Campus Drive
                Florham Park, New Jersey  07932-0950

                Attention:  Ronald H. Janis, Esq.
                            Michael W. Zelenty, Esq.

       If to Merchants:

                Merchants New York Bancorp, Inc.
                275 Madison Avenue
                New York, New York 10022
                Attention:  William J. Cardew
                            Vice Chairman and Chief Financial Officer

       With a copy to:

                Rosenman & Colin LLP
                575 Madison Avenue
                New York, New York 10022-2585
                Attention: Robinson Markel, Esq.

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

15. Captions. The captions in the Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

16. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (a) compliance with any of the covenants of the other party contained in this Agreement and/or (b) the other party's performance of any of its obligations set forth in this Agreement.

17. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

19. Termination. This Agreement shall terminate upon either the termination of the Merger Agreement as provided therein or the consummation of the transactions contemplated by the Merger Agreement; provided, however, that if termination of the Merger Agreement occurs after the occurrence of a Triggering Event (as defined in Section 2 hereof), this Agreement shall not terminate until the later of 18 months following the date of the termination of the Merger Agreement or the consummation of any proposed transactions which constitute the Triggering Event; provided further, that if the holder has given notice of exercise of the option and the exercise is awaiting any necessary regulatory approval after the holder has acted reasonably to obtain such approval this Agreement shall not terminate until the approvals have been granted and reasonable time to consummate has elapsed, or the approvals are denied.

      IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Stock Option Agreement to be executed by its duly authorized officer, all as of the day and year first above written.

                                 VALLEY NATIONAL BANCORP

                 By: /s/ Gerald H. Lipkin
                    --------------------------------------------
                      Gerald H. Lipkin, Chairman, President
                          Chief Executive Officer

                                 MERCHANTS NEW YORK BANCORP, INC.

                 By: /s/ James G. Lawrence
                    --------------------------------------------
                      James G. Lawrence, President and
                          Chief Executive Officer